Exhibit 10.2

Execution Version

OMNIBUS AGREEMENT

among

EQT CORPORATION,

EQT MIDSTREAM PARTNERS, LP,

and

EQT MIDSTREAM SERVICES, LLC

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) among EQT Corporation, a Pennsylvania corporation (“EQT”), EQT Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and EQT Midstream Services, LLC, a Delaware limited liability company (the “General Partner”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1.                                      The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

2.                                      The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to certain general and administrative services and operation and management services to be performed by the EQT Entities (as defined herein) for and on behalf of the Partnership Group (as defined herein) and the Partnership’s reimbursement obligations related thereto.

3.                                      The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the granting of a license from EQT to the Partnership Group and the General Partner.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1                               Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Applicable Maintenance Capital Expenditures” is defined in Section 3.2

“Cause” is defined in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person or such

Applicable Person owns or controls such other Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than EQT or its Affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above.

“Closing Date” means July 2, 2012.

“Common Units” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, EQT and certain other EQT Entities, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“control,” “is controlled by” or “is under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” means any and all Losses (including, without limitation, the costs and expenses associated with any Environmental Activity or of any environmental or toxic tort pre-trial, trial or appellate legal or litigation work) related to or arising out of or in connection with:

(a)                                 any violation or correction of a violation of any Environmental Law related to the Partnership Assets; and

(b)                                 any event, circumstance, action, omission, condition or matter that has an adverse impact on the environment and is associated with or arising from the ownership or operation of the Partnership Assets (including, without limitation, the presence of Hazardous Substances at, on, under, about or migrating from the Partnership Assets or the exposure to or Release of Hazardous Substances arising out of the operation of Partnership Assets, including at non-Partnership Asset locations).

“Environmental Activity” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (whether active or passive), natural attenuation, restoration, bioremediation, response, repair, cleanup or abatement that is required or necessary under any Environmental

Law, including, without limitation, the establishment of institutional or engineering controls and the performance of or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, ordinances, judgments, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and other environmental conservation and protection laws, each as amended through and existing on the Closing Date.

“Environmental Permits” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“EQT Entities” means EQT and any Person controlled, directly or indirectly, by EQT other than the General Partner or a member of the Partnership Group; and “EQT Entity” means any of the EQT Entities.

“Equitrans” means Equitrans, L.P., a Pennsylvania limited partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“G&A Services” is defined in Section 3.1.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

“Indemnified Party” means either one or more members of the Partnership Group or one or more EQT Entities, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article II hereof.

“Indemnifying Party” means either one or more members of the Partnership Group or EQT, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article II hereof.

“License” is defined in Section 5.1.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means all losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses of any and every kind or character (including, without limitation, court costs and reasonable attorneys’ and experts’ fees).

“Marks” is defined in Section 5.1.

“Name” is defined in Section 5.1.

“O&M Services” is defined in Section 4.2.

“Ongoing Maintenance Capital Expenditures” means Maintenance Capital Expenditures (as defined in the Partnership Agreement) incurred by the Partnership Group with respect to the Partnership Assets during any applicable period other than those incurred pursuant to the initiatives set forth on Schedule A attached hereto (the “Pre-Funded Capital Expenditures Initiatives”) for which the Partnership Group has allocated proceeds of its initial public offering for the funding thereof, as further described in the Partnership’s Registration Statement on Form S-1 (No. 333-179487) (the “Allocated Proceeds”); provided, however, that for purposes of Section 3.2, in the event that the aggregate Maintenance Capital Expenditures incurred with respect to the Partnership Assets pursuant to the Pre-Funded Capital Expenditures Initiatives exceeds the amount of the Allocated Proceeds, such excess Maintenance Capital Expenditures shall be considered “Ongoing Maintenance Capital Expenditures.”

“Operation and Management Agreement” is defined in Section 4.2.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Assets” means the assets conveyed, contributed or otherwise transferred, directly or indirectly (including through the transfer of equity interests), or intended to be conveyed, contributed or otherwise transferred, to the Partnership Group pursuant to the Contribution Agreement, including, without limitation, gathering pipelines, transportation pipelines, natural gas storage assets, offices and related equipment and real estate.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Qualifying Costs” shall mean the costs incurred by Equitrans under the Pipeline Safety Improvement Act of 2002 and the Commission’s Orders on Accounting for Pipeline Assessment Costs in Docket No. AI05-1-000, provided, however, that Qualifying Costs shall not include costs associated with operation and maintenance expenses or capital additions made in the ordinary course of business.  The Qualifying Costs recoverable through the Pipeline Safety Cost Tracker surcharge shall include (i) the return, taxes and depreciation expense associated with invested capital and (ii) the actual operating and maintenance expenses incurred by Equitrans.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Retained Assets” means the assets and investments owned by Equitrans as of the Closing Date that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement; provided, however, that any Retained Asset shall cease to be a Retained Asset upon its conveyance, contribution or transfer to the Partnership Group after the date hereof.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II
Indemnification

2.1                               Environmental Indemnification.

(a)                                 Subject to the provisions of Sections 2.4 and 2.5, EQT shall indemnify, defend and hold harmless the Partnership Group from and against any Covered Environmental Losses suffered or incurred by the Partnership Group and relating to the Partnership Assets to the extent that the violation, event, circumstance, action, omission, condition or matter giving rise to such Covered Environmental Losses occurred or existed on or before the Closing Date.

(b)                                 Notwithstanding the foregoing, in no event shall EQT have any indemnification obligations under this Agreement with respect to any claims based on additions to or modifications of Environmental Laws enacted or promulgated after the Closing Date.

2.2                               Additional Indemnification. In addition to and not in limitation of the indemnification provided under Section 2.1(a), subject to the provisions of Sections 2.4 and 2.5, EQT shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group and related to or arising out of or in connection with:

(a)                                 any failure of the Partnership Group to be the owner on the Closing Date of valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which any Partnership Assets are located to the extent that such failure renders the Partnership Group liable to a third party or unable to use or operate the Partnership Assets in substantially the same manner as they were used or operated immediately prior to the Closing Date;

(b)                                 any failure of the Partnership Group to have on the Closing Date any consent, license or governmental permit or waiver necessary to allow (i) the transfer of any of the Partnership Assets, including the 97.25% limited partner interest and 2.75% general partner interest, respectively, in Equitrans, to the Partnership Group on the Closing Date or (ii) the Partnership Group to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by the EQT Entities immediately prior to the Closing Date;

(c)                                  any event or condition associated with the Retained Assets, whether occurring before, on or after the Closing Date;

(d)                                 any federal, state or local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including (i) any income tax liabilities of EQT that may result from the consummation of the formation transactions for the Partnership Group and (ii) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision of applicable state, local or foreign law, or by contract, as successor, transferee or otherwise, and which income tax liability is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date;

(e)                                  any claims related to Equitans’ previous ownership of the Big Sandy Pipeline, including specifically claims arising under the Big Sandy Purchase Agreement and those related to the current dispute with Prater Branch Resources, LLC pursuant to the letter agreement dated September, 2007 between Equitrans and Big Branch Holdings Company, which was assigned to Prater Branch Resources; and

(f)                                   any amounts due to any member of the Partnership Group by a third party that has not paid such amounts in reliance on a contractual provision that provides that such third party may offset amounts due to any member of the Partnership Group against amounts owed by an EQT Entity to such third party.

2.3                               Indemnification by the Partnership Group.  Subject to the provisions of Sections 2.4 and 2.5, the Partnership Group shall indemnify, defend and hold harmless the EQT Entities from and against any Losses (including Covered Environmental Losses) suffered or incurred by the EQT Entities and related to or arising out of or in connection with

(a)                                 the ownership or operation of the Partnership Assets after the Closing Date, except to the extent that any member of the Partnership Group is entitled to indemnification hereunder or pursuant to the Operation and Management Agreement or unless such indemnification would not be permitted under the Partnership Agreement; and

(b)                                 any amounts due to any of the EQT Entities by a third party that has not paid such amounts due in reliance on a contractual provision that provides that such third party may offset amounts due to any of the EQT Entities against amounts owed by a member of the Partnership Group to such third party.

2.4                               Limitations Regarding Indemnification.

(a)                                 The indemnification obligations set forth in Sections 2.1(a), 2.2(a), and 2.2(b) shall terminate on the third anniversary of the Closing Date and the indemnification obligation set forth in Section 2.2(d) shall terminate on the 60th day after the termination of any applicable statute of limitations; provided, however, that any such indemnification obligation with respect to a Loss shall survive the time at which it would otherwise expire pursuant to this Section 2.4(a) if notice of such Loss is properly given to EQT prior to such time.  The indemnification obligations set forth in Sections 2.2(c), 2.2(e), 2.2(f) and 2.3 shall survive indefinitely.

(b)                                 The aggregate liability of EQT under Section 2.1(a) shall not exceed $15 million.

(c)                                  No claims may be made against EQT for indemnification pursuant to Section 2.1(a) unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceeds $250,000, after which EQT shall be liable for the full amount of such claims in excess of $250,000, subject to the limitations of Sections 2.4(a) and 2.4(b).

(d)                                 In no event shall EQT be obligated to the Partnership Group under Section 2.1(a) or Sections 2.2(a), 2.2(b), 2.2(d) or 2.2(e) for any Losses or income tax liabilities to the extent (i) such Losses or liabilities are reserved for in the Partnership Group’s financial statements as of December 31, 2011, (ii) any insurance proceeds are realized by the Partnership Group, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim, (iii) any amounts are recovered by the Partnership Group from third persons, or (iv) any amounts may be recovered from customers under the Partnership Group’s tariff filed with the Federal Energy Regulatory Commission (the “FERC”) as determined by the Partnership.

2.5                               Indemnification Procedures.

(a)                                 The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the calendar quarter in which the applicable indemnity coverage under this Agreement expires) unless such Indemnified Party believes in good faith that such a delay in notice to the Indemnifying Party would cause actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.  Notwithstanding anything in this Article II to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b)                                 The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c)                                  The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.5.  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)                                 The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(e)                                  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE III
Reimbursements

3.1                               Plugging and Abandonment.  EQT shall reimburse the Partnership for any and all plugging and abandonment expenditures and other expenditures, including but not limited to condemnation proceedings and well reworks, that are reasonably necessary, in the good faith judgment of the Partnership, to protect its storage assets owned on the Closing Date, relating to the wells identified as EQT wells on Schedule B hereto and up to $1.2 million per fiscal year for such expenditures relating to the wells identified as third party wells on Schedule C hereto.

3.2                               Bare Steel Replacement.  If Applicable Maintenance Capital Expenditures (as defined below) exceed $17.2 million in any year, then EQT shall reimburse the Partnership for the lesser of (a) the amount of bare steel replacement capital expenditures during such year that were reasonably necessary, in the good faith judgment of the Partnership, and (b) the amount by which such Applicable Maintenance Capital Expenditures exceeds $17.2 million.  As used herein, “Applicable Maintenance Capital Expenditures” shall mean the sum of (i) Ongoing Maintenance Capital Expenditures incurred during the applicable period, less (ii) any plugging and abandonment expenditures and other expenditures incurred by the Partnership Group during the applicable period for which the Partnership Group has been reimbursed pursuant to Section 3.1 hereof, less (iii) any amounts recovered from customers during the applicable period under the Partnership Group’s tariff filed with the FERC that are associated with the Partnership Assets, as determined by the Partnership.  The aggregate reimbursement obligation of EQT under this Section 3.2 shall not exceed $31.5 million.

3.3                               Pipeline Safety Cost Tracker Reimbursement.  EQT shall reimburse the Partnership for the amount by which the total Qualifying Costs for a given calendar year, as adjusted pursuant to Section 6.38[4][b] of the General Terms and Conditions of Equitrans’ FERC Gas Tariff, First Revised Volume No. 1, exceeds the amount recovered from Equitrans’ customers pursuant to the annual Pipeline Safety Cost Tracker surcharge that applies to such calendar year’s Qualifying Costs.

3.4                               Limitations Regarding Reimbursement.

(a)                                 The reimbursement obligations set forth in Sections 3.1 and 3.2 shall terminate on the tenth anniversary of the Closing Date.  The reimbursement obligations set forth in Section 3.3 shall terminate on the fifth anniversary of the Closing Date and shall be pro-rated, based on volumes, for the periods (i) from the Closing Date through December 31, 2012 and (ii) January 1, 2017 through the fifth anniversary of the Closing Date.

(b)                                 In no event shall EQT be obligated to the Partnership Group under Sections 3.1, 3.2 or 3.3 for any reimbursement to the extent (i) such Losses or liabilities are reserved for in the Partnership Group’s financial statements as of December 31, 2011, (ii) any insurance proceeds are realized by the Partnership Group, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim, or (iii) any amounts are recovered by the Partnership Group from third persons in respect of such obligations.

(c)                                  The Partnership shall take all commercially reasonable actions to mitigate and reduce the amounts subject to reimbursement by EQT pursuant to Sections 3.1, 3.2 and 3.3.

3.5                                 Additional Provisions Related to Reimbursement Obligation.  With respect to EQT’s obligation to reimburse the Partnership for bare steel replacement in accordance with Section 3.2:

(a)                                  Ongoing Maintenance Capital Expenditures for assets owned by the Partnership Group on the Closing Date will be tracked separately from any new builds or acquired assets.

(b)                                 All bare steel replacement capital expenditures for the period from January 1, 2012 through the Closing Date shall be excluded from the calculation of the reimbursement set forth in Section 3.2(a) (but not the calculation of the Applicable Maintenance Capital Expenditures) for the year ending December 31, 2012.

(c)                                  All bare steel replacement capital expenditures for the period from the date which is the tenth anniversary of the Closing Date through December 31, 2022 shall be excluded from the calculation of the reimbursement set forth in Section 3.2(a) (but not the calculation of the Applicable Maintenance Capital Expenditures) for the year ending December 31, 2022.

3.6                                 Reimbursement Procedures.  The Partnership may request reimbursement pursuant to Sections 3.1, 3.2 and 3.3 on a quarterly basis based on (a) actual expenditures to date and projections for the applicable period, with respect to Sections 3.1 and 3.2, or (b) actual qualifying pipeline safety costs recovered to date and projections for the applicable period, with respect to Section 3.3; provided, however, that the final determination of reimbursable amounts under each of Sections 3.1, 3.2 and 3.3 shall be made at the end of each fiscal year promptly after audited financial statements for the Partnership are available.  If, based upon such audited financial statements and subject to Section 3.4(b), it is determined that the Partnership received a reimbursement in excess of the amount to which it was entitled pursuant to Sections 3.1, 3.2 and 3.3, EQT shall be entitled, at its option, to either a credit for such amount in the following year or a refund.

ARTICLE IV
Services

4.1                                 Agreement to Provide General and Administrative Services.  Until such time as this Agreement is terminated as provided in Section 6.4, EQT hereby agrees to cause the EQT Entities to continue to provide the Partnership Group with certain centralized corporate, general and administrative services, such as accounting, audit, billing, business development, corporate record keeping, treasury services, cash management and banking, real property/land, legal, engineering, planning, budgeting, geology/geophysics, investor relations, risk management, information technology, insurance administration and claims processing, regulatory compliance and government relations, tax, payroll, human resources and environmental, health and safety, including without limitation permit filing, support for permit filing and maintenance (collectively, the “G&A Services”).  EQT shall, and shall cause the EQT Entities to, provide the Partnership Group with such G&A Services in a manner consistent in nature and quality to the services of such type previously provided by EQT Entities in connection with their management of the Partnership Assets prior to their acquisition by the Partnership Group.

4.2                                 Operation and Management Services.  Pursuant to an Operation and Management Services Agreement, dated as of the Closing Date (the “Operation and Management Agreement”), an EQT Entity has agreed to provide, or cause to be provided, to Equitrans, a member of the Partnership Group, certain operation and management services as set forth in, and subject to all terms and conditions of, the Operation and Management Agreement (such services, the “O&M Services,” and together with the G&A Services, the “Services”).

4.3                                 Reimbursement by Partnership.  Subject to and in accordance with the terms and provisions of this Article IV and such reasonable allocation and other procedures as may be agreed upon by EQT and the General Partner from time to time, the Partnership hereby agrees to reimburse EQT for all direct and indirect costs and expenses incurred by EQT Entities in connection with the provision of the Services to the Partnership Group, including the following:

(a)                                  any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;

(b)                                 salaries and related benefits and expenses of personnel employed by the EQT Entities who render Services to the Partnership Group, plus general and administrative expenses associated with such personnel; it being agreed, however, that such allocation (i) shall not include any costs or expenses attributable to EQT’s long-term incentive programs other than awards which are granted pursuant to the long-term incentive programs of both (A) EQT and (B) the General Partner or the Partnership Group, and (ii) shall include any withholding and payroll related taxes paid by EQT or its Affiliates in connection with any long-term incentive plan of the General Partner or the Partnership Group;

(c)                                  any taxes or other direct operating expenses paid by the EQT Entities for the benefit of the Partnership Group (including any state income, franchise or similar tax paid by the EQT Entities resulting from the inclusion of the Partnership Group in a combined or consolidated state income, franchise or similar tax report with EQT as required by applicable law as opposed to the flow through of income attributable to the EQT Entities’ ownership interest in the Partnership Group), provided, however, that the amount of any such reimbursement shall be limited to the tax that the Partnership Group would have paid had it not been included in a combined or consolidated group with EQT; and

(d)                                 all expenses and expenditures incurred by the EQT Entities as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the EQT Entities consist of an allocated portion of costs and expenses incurred by the EQT Entities for the benefit of both the Partnership Group and the other EQT Entities, such allocation shall be made on a reasonable cost reimbursement basis as determined by EQT.

4.4                                 Billing Procedures.  The Partnership will reimburse EQT, or the EQT Entities providing the Services, as applicable (the “Service Provider”), for billed costs no later than the later of (a) the last day of the month following the performance month, or (b) thirty (30) business days following the date of the Service Provider’s billing to the Partnership.  Billings and payments may be accomplished by inter-company accounting procedures and transfers. The Partnership shall have the right to review all source documentation concerning the liabilities, costs, and expenses upon reasonable notice and during regular business hours.

ARTICLE V
License of Name and Mark

5.1                                 Grant of License.  Upon the terms and conditions set forth in this Article V, EQT hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “EQT” (the “Name”) and any other trademarks owned by EQT which contain the Name (collectively, the “Marks”).

5.2                                 Ownership and Quality.

(a)                                  The Partnership agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in EQT IP Ventures, LLC (“IP Ventures”), the owner of the mark, and any successor thereto, both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of IP Venture’s ownership of the Name and Marks or any registration thereto by IP Ventures.  In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledge that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Marks by the Partnership or any other member of the Partnership Group, shall inure to the benefit of IP Ventures.

(b)                                 The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Marks in accordance with such quality standards established by or for EQT and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to EQT and justifies the License.  In the event any entity comprising a part of the Partnership Group or the Partnership is determined by EQT to be using the Marks in a manner not in accordance with quality standards established by EQT, EQT shall provide written notice of such unacceptable use including the reason why applicable quality standards are not being met.  If acceptable proof that quality standards are met is not provided to EQT within thirty (30) days of such notice, the entity’s license to use the Marks shall terminate and shall not be renewed absent written authorization from EQT.

5.3                                 In the Event of Termination.  In the event of termination of this Agreement, pursuant to Section 6.4 or otherwise, or the termination of the License, the Partnership Group’s right to utilize or possess the Marks licensed under this Agreement shall automatically cease, and no later than ninety (90) days following such termination, (a) the Partnership Group shall cease all use of the Marks and shall adopt trademarks, service marks, and trade names that are not confusingly similar to the Marks, provided, however, that any use of the Marks during such 90-day period shall continue to be subject to Section 5.2(b), (b) at EQT’s request, the Partnership Group shall destroy all materials and content upon which the Marks continue to appear (or otherwise modify such materials and content such that the use or appearance of the Marks ceases) that are under the Partnership Group’s control, and certify in writing to EQT that the Partnership Group has done so, and (c) each member of the Partnership Group shall change its legal name so that there is no reference therein to the name “EQT” any name or d/b/a then used by any EQT Entity or any variation, derivation or abbreviation thereof, and in connection therewith, shall make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its organizational documents by such date.

ARTICLE VI
Miscellaneous

6.1                                 Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the Commonwealth of Pennsylvania, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the Commonwealth of Pennsylvania and to venue in the state and federal courts in Allegheny County, Pennsylvania.

6.2                                 Notice.  All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage-paid, and registered or certified with return receipt requested or by delivering such notice in person, by overnight delivery service or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

If to the EQT Entities:

EQT Corporation

625 Liberty, Suite 1700

Pittsburgh, Pennsylvania 15222

Attn:  General Counsel

Facsimile:  412-553-5970

If to the Partnership Group:

EQT Midstream Partners, LP

c/o EQT Midstream Services, LLC, its General Partner

625 Liberty, Suite 1700

Pittsburgh, Pennsylvania 15222

Attn: General Counsel

Facsimile:  412-553-5970

6.3                                 Entire Agreement.  This Agreement together with the Operation and Management Agreement constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

6.4                                 Termination of Agreement.  Notwithstanding any other provision of this Agreement, (a) if the General Partner is removed as general partner of the Partnership under circumstances where (i) Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, or (ii) Cause exists, then this Agreement, other than the provisions set forth in Section 5.3, Article II and Article III, may at any time thereafter be terminated by EQT by written notice to the other Parties, or (b) if a Change of Control of the General Partner, EQT or the Partnership occurs, then this Agreement, other than the provisions set forth in Section 5.3, Article II and Article III, may at any time thereafter be terminated by EQT by written notice to the other Parties.

6.5                                 Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.6                                 Assignment.  No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the Partnership may make a collateral assignment of this Agreement solely to secure working capital financing for the Partnership.

6.7                                 Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

6.8                                 Severability.  If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

6.9                                 Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.10                           Rights of Limited Partners.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

EQT CORPORATION

By:	/s/ David L. Porges

Name:	David L. Porges

Title:	President and Chief Executive Officer

EQT MIDSTREAM PARTNERS, LP

By:	EQT Midstream Services, LLC, its
general partner

By:	/s/ Philip P. Conti

Name:	Philip P. Conti

Title:	Senior Vice President and Chief Financial Officer

EQT MIDSTREAM SERVICES, LLC

By:	/s/ Philip P. Conti

Name:	Philip P. Conti

Title:	Senior Vice President and Chief Financial Officer

[Signature page to Omnibus Agreement]

Schedule A

Pre-Funded Capital Expenditures Initiatives

•                  System segmentation and isolation: Install remote valve operation and pressure monitoring mechanisms on the Partnership’s transmission and storage systems.

•                  Valve pit remediation: Program to move valve operators above ground level and to apply coating and corrosion protection to certain equipment.

Schedule B

EQT Wells

API #	Field	State
3700300713	Bunola	PA
3700390054	Bunola	PA
3700300714	Bunola	PA
3700300715	Bunola	PA
4709100158	Comet/Maple Lake	WV
4709100162	Comet/Maple Lake	WV
4709100163	Comet/Maple Lake	WV
4709100176	Comet/Maple Lake	WV
4709100153	Comet/Maple Lake	WV
4709100015	Comet/Maple Lake	WV
4709100085	Comet/Maple Lake	WV
3712500688	Finleyville	PA
3712500691	Finleyville	PA
3712500670	Finleyville	PA
3712500667	Finleyville	PA
3712500668	Finleyville	PA
3705901368	Hunters Cave	PA
3705901369	Hunters Cave	PA
3705901095	Hunters Cave	PA
3705901094	Hunters Cave	PA
3705901097	Hunters Cave	PA
3705901096	Hunters Cave	PA
4710300254	Mobley	WV

1

API #	Field	State
4710300717	Mobley	WV
4710300798	Mobley	WV
4710300802	Mobley	WV
4710300834	Mobley	WV
4710300841	Mobley	WV
4710300865	Mobley	WV
4710300875	Mobley	WV
4710300885	Mobley	WV
3712500701	Pratt	PA
3705901113	Pratt	PA
3705901112	Pratt	PA
3705901056	Pratt	PA
3705901105	Pratt	PA
3705901054	Pratt	PA
3705901058	Pratt	PA
3705901059	Pratt	PA
4704100136	Rhodes	WV
4704101714	Rhodes	WV
4704103693	Rhodes	WV
4701730099	Shirley	WV
4701771545	Shirley	WV
4709570673	Shirley	WV
3705901075	Swarts	PA
3705901090	Swarts	PA

2

Schedule C

Third Party Wells

API #	Field	State
3700320012	Bunola	PA
3700300446	Bunola	PA
3700300787	Bunola	PA
3700300886	Bunola	PA
3700301113	Bunola	PA
3700321991	Bunola	PA
3712501861	Bunola	PA
3712501991	Bunola	PA
4709100145	Comet/Maple Lake	WV
4709100106	Comet/Maple Lake	WV
4709100396	Comet/Maple Lake	WV
4709100399	Comet/Maple Lake	WV
4709100995	Comet/Maple Lake	WV
4709100996	Comet/Maple Lake	WV
4709145003	Comet/Maple Lake	WV
4709145004	Comet/Maple Lake	WV
3700300956	Finleyville	PA
3700300957	Finleyville	PA
3712501751	Finleyville	PA
3712501752	Finleyville	PA
3700321606	Finleyville	PA
3700321608	Finleyville	PA
3712500850	Finleyville	PA

1

API #	Field	State
3712502026	Finleyville	PA
3712502101	Finleyville	PA
3705990172	Hunters Cave	PA
3705990188	Hunters Cave	PA
3705990000	Hunters Cave	PA
3705990001	Hunters Cave	PA
4704901016	Logansport/Hayes	WV
4704970052	Logansport/Hayes	WV
4704970113	Logansport/Hayes	WV
4704970212	Logansport/Hayes	WV
4704970252	Logansport/Hayes	WV
4704972287	Logansport/Hayes	WV
4704972289	Logansport/Hayes	WV
4704972291	Logansport/Hayes	WV
4704972323	Logansport/Hayes	WV
4710300033	Mobley	WV
4710300283	Mobley	WV
4710300377	Mobley	WV
4710300976	Mobley	WV
4710301667	Mobley	WV
4710301766	Mobley	WV
4710301767	Mobley	WV
4710301768	Mobley	WV
4710301769	Mobley	WV
4710301785	Mobley	WV
4710301796	Mobley	WV

2

API #	Field	State
4710301886	Mobley	WV
4710301962	Mobley	WV
4710372014	Mobley	WV
4710372052	Mobley	WV
3705901206	Pratt	PA
3705901241	Pratt	PA
3705901244	Pratt	PA
3705901245	Pratt	PA
3705901701	Pratt	PA
3705901702	Pratt	PA
3705901714	Pratt	PA
3705901793	Pratt	PA
3705901860	Pratt	PA
3705901938	Pratt	PA
3705901939	Pratt	PA
3705901965	Pratt	PA
3705901966	Pratt	PA
3705902121	Pratt	PA
3705902122	Pratt	PA
3705902123	Pratt	PA
3705902124	Pratt	PA
3705902125	Pratt	PA
3705902126	Pratt	PA
3705902128	Pratt	PA
3705902129	Pratt	PA
3705923586	Pratt	PA

3

API #	Field	State
3705923665	Pratt	PA
3705924134	Pratt	PA
3705924135	Pratt	PA
3705990159	Pratt	PA
3712501355	Pratt	PA
3712501904	Pratt	PA
4704101371	Rhodes	WV
4704102941	Rhodes	WV
4704103402	Rhodes	WV
4704104051	Rhodes/Skin Creek	WV
4704104138	Rhodes	WV
4704104616	Rhodes	WV
4704104687	Rhodes	WV
4704104718	Rhodes	WV
4704104971	Rhodes	WV
4704170057	Rhodes	WV
4704170426	Rhodes	WV
4701700607	Shirley	WV
4701701009	Shirley	WV
4701704219	Shirley	WV
4701770355	Shirley	WV
4701770943	Shirley	WV
4701771544	Shirley	WV
4701771549	Shirley	WV
4701771550	Shirley	WV
4701771551	Shirley	WV

4

API #	Field	State
4701771552	Shirley	WV
4701771553	Shirley	WV
4701771554	Shirley	WV
4701771555	Shirley	WV
4709500008	Shirley	WV
4709501308	Shirley	WV
4709501445	Shirley	WV
4709501540	Shirley	WV
4709501544	Shirley	WV
4709521562	Shirley	WV
4709521623	Shirley	WV
4709521624	Shirley	WV
4709521684	Shirley	WV
4709570040	Shirley	WV
4709570139	Shirley	WV
4709570214	Shirley	WV
4709570499	Shirley	WV
4709570501	Shirley	WV
4704104018	Skin Creek	WV
4704104008	Skin Creek	WV
4704104025	Skin Creek	WV
3705900634	Swarts	PA
3705990151	Swarts	PA
3705990167	Swarts	PA
3705990171	Swarts	PA
3705990174	Swarts	PA

5

API #	Field	State
3705990175	Swarts	PA
3705990178	Swarts	PA
3700321658	Tepe	PA
3700321623	Tepe	PA
3700321755	Tepe	PA
3700321574	Tepe	PA
3700321615	Tepe	PA
3700321674	Tepe	PA
3700321802	Tepe	PA

6